Exhibit 99.1

Liberty Resources Acquisition Corp. Confirms Extended Period to Consummate Initial Business Combination

New York, New York – May 4, 2023 – Liberty Resources Acquisition Corp. (“Liberty” or the “Company”) (Nasdaq: LIBY, LIBYW, LIBYU), a special purpose acquisition company, announced today that the Company will extend by one month—from May 8, 2023 to June 8, 2023 (the “Extension”)—the period of time the Company has to consummate its initial business combination (the “business combination”) and that, in connection with the Extension, the Company’s sponsor, Liberty Fields LLC, deposited an aggregate of $150,000 into the Company’s trust account for its public stockholders. The Extension is permitted under the Company’s governing documents and provides additional time to complete the business combination.

Liberty Resources Acquisition Corp.

Liberty Resources Acquisition Corp. is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Company is sponsored by Liberty Fields LLC.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the SEC. Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Garry Richard Stein

Liberty Resources Acquisition Corp.

Phone: 1-305-809-7217